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                                                               EXHIBIT (a)(5)(b)
                                                                  [PHILIPS LOGO]


FOR IMMEDIATE RELEASE

              ROYAL PHILIPS ELECTRONICS COMMENCES TENDER OFFER FOR
                             VLSI TECHNOLOGY, INC.
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     SUNNYVALE, CA, March 5, 1999 - Royal Philips Electronics (NYSE: PHG)
announced that it has commenced today a cash offer to acquire all of the outstanding common shares of VLSI Technology, Inc. (Nasdaq: VLSI) at a price of $17 per share, net to the seller in cash. The tender offer is scheduled to expire at midnight, New York City time, on Thursday, April 1, 1999, unless extended.

     The complete terms and conditions of the offer are set forth in the Offer to Purchase, copies of which are available by contacting the information agent, Innisfree M&A Incorporated, at 1-888-750-5834.

     Philips also said it will file shortly a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act.

     Credit Suisse First Boston Corporation is the Dealer Manager for the Offer.

                                      ###

Royal Philips Electronics of the Netherlands is one of the world's biggest electronics companies and Europe's largest, with sales of US$33.9 billion in 1998. It is a global leader in color television sets, lighting, electric shavers, color picture tubes for televisions and monitors, and one-chip TV products. Its 233,700 employees in more than 60 countries are active in the areas of lighting, consumer electronics, domestic appliances, components, semiconductors, medical systems, business electronics, and IT services (Origin). Philips is quoted on the NYSE, London, Frankfurt, Amsterdam and other stock exchanges. News from Philips is located at www.news.philips.com.

Contacts:
     Jodi Guilbault                                   George Sard/David Reno
     Philips Semiconductors                           Sard Verbinnen & Co
     408/991-2332                                     212/687-8080
     Jodi Guilbault@sv.sc.philips.com
     www.semiconductors.philips.com